                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934


 Date of Report (Date of earliest event reported):  June 3, 1997



                               RIDDELL SPORTS INC.
             (Exact name of registrant as specified in its charter)



     DELAWARE                 0-19298                   22-2890400
(State or other              (Commission             (IRS Employer
Jurisdiction of              File Number)          Identification No.)
Incorporation)


                   900 Third Avenue, New York, New York 10022
               (Address of principal executive offices) (Zip code)

        Registrant's telephone number, including area code (212) 826-4300


                                 Not Applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)

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Item 5.   OTHER EVENTS


1. Registrant has entered into a Memorandum of Understanding to settle the claims asserted against it and certain of its officers and directors in several separate actions. The actions settled include, among others, the two separate fraudulent transfer actions, BRUCE LEVITT, BANKRUPTCY TRUSTEE FOR MACGREGOR SPORTING GOODS, INC., NOW KNOWN AS M. HOLDINGS, INC., PAUL SWANSON, BANKRUPTCY TRUSTEE FOR MGS ACQUISITION, INC. V. RIDDELL SPORTS INC. ET AL., NO. 95-2261 (BANKR. D.N.J.) AND INNOVATIVE PROMOTIONS, INC. ET AL. V. RIDDELL SPORTS INC. ET AL., IN RE MACGREGOR SPORTING GOODS, INC. (ADV. PROC NO. 94-2656
     (RG)) as well as the counterclaims and other claims asserted against it and two directors in the action commenced by the Company entitled, RIDDELL SPORTS INC. V. FREDERIC H. BROOKS, (D.C., SD NY), 92 Civ. 7851
     (JGK).

     The proposed settlement, generally, releases the Company and its affiliates from all claims in these actions and requires the Company to pay an aggregate of approximately $2.1 million (with respect to $1.4 million of which the Company has previously established a reserve and $0.7 million of which the Company has previously escrowed and expensed). Pursuant to the proposed settlement the Company will assign royalties of up to $3 million, on a present value basis, over ten years (the term is subject to adjustment in certain circumstances) from its "Riddell" footwear license. The settlement agreement contemplates that, subject to certain conditions, the Company will enter into a new license agreement with its current footwear licensee.

     The proposed settlement is conditioned upon, among other things, receipt of certain consents and approvals, including approval of the New Jersey bankruptcy court, and execution of a definitive settlement agreement by the various parties. There are no assurances that all requisite consents will be received or that the settlement will be finalized.



b)   Exhibits

     Exhibit Index:
                    Description of Exhibits
                    -----------------------

          99        Press Release dated June 4, 1997
                    concerning proposed settlement of
                    several litigations fraudulent
                    transfer cases and litigation
                    involving a former employee.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            RIDDELL SPORTS INC.
Dated: June 6, 1997
                                        By : /s/LAWRENCE F. SIMON
                                             ------------------
                                             Lawrence F. Simon
                                             Senior Vice President